Exhibit (a)(1)(A)
Offer to Purchase

Omnicare, Inc.

Offer To Purchase For Cash
Up to $525,000,000 of its Outstanding
3.25% Convertible Senior Debentures due 2035
(CUSIP No. 681904AL2)

THE OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 15, 2010, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED BY OMNICARE, INC. YOUR ACCEPTANCE OF THE OFFER MAY ONLY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE UNDER THE CIRCUMSTANCES DESCRIBED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

Omnicare, Inc., a Delaware corporation (“Omnicare,” the “Company,” “we,” “us” or “our”), is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”), on a pro rata basis, up to $525,000,000 in aggregate principal amount (subject to amendment, the “Maximum Tender Amount”) of its 3.25% Convertible Senior Debentures due 2035 (the “Debentures”), from each registered owner of the Debentures (each, a “Holder” and, collectively, the “Holders”). The offer, on the terms set forth in this Offer to Purchase and Letter of Transmittal, and any amendment or supplement hereto or thereto, is referred to as the “Offer.” Subject to the terms and conditions of the Offer, Holders who validly tender and do not validly withdraw their Debentures at or prior to 11:59 p.m., New York City time on the Expiration Date, will receive $950 per $1,000 principal amount of the Debentures purchased pursuant to the Offer, plus accrued and unpaid interest to, but excluding, the date of payment for the Debentures.

As of November 16, 2010, there were $977,500,000 aggregate principal amount of Debentures outstanding. Subject to the terms and conditions governing the Debentures, the Debentures are convertible into cash and shares of common stock, if applicable, at a conversion rate (subject to adjustment) of 12.5566 shares per $1,000 principal amount of Debentures (equivalent to a conversion price of approximately $79.64 per share). The Debentures are not listed for trading on any national securities exchange. There is no established public market for the Debentures, and we believe that trading in the Debentures has been limited. Omnicare’s common stock is currently traded on the New York Stock Exchange (“NYSE”) under the symbol “OCR.” The closing price of our common stock on November 16, 2010 was $24.28 per share. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR OMNICARE COMMON STOCK AND, TO THE EXTENT AVAILABLE, THE DEBENTURES PRIOR TO MAKING YOUR DECISION TO TENDER.

This Offer and our obligation to purchase and pay for the Debentures validly tendered and not validly withdrawn pursuant to the Offer is conditioned upon (1) the closing of an offering (the “Debt Offering”) of at least $500,000,000 aggregate principal amount of convertible debt securities (the “New Convertible Notes”) on terms and conditions satisfactory to the Company in its sole discretion (the “Financing Condition”), and (2) the other general conditions to the Offer set forth under the heading “Terms of the Offer; Conditions to the Offer,” being satisfied or waived on or prior to the Expiration Date. If the Financing Condition or any of the general conditions to the Offer are not satisfied or waived by Omnicare on or prior to the Expiration Date, Omnicare will not be obligated to accept for purchase or to pay for any of the Debentures, and any Debentures that were previously tendered in the Offer will be returned promptly to the tendering Holders. This Offer to Purchase shall not constitute an offer to sell or the solicitation of an offer to buy the New Convertible Notes.

This Offer to Purchase and the accompanying Letter of Transmittal contain or incorporate by reference important information that should be read before any decision is made with respect to the Offer. See “Available Information and Incorporation of Documents by Reference.”

NONE OF THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE MAKE ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER ALL OR ANY PORTION OF THEIR DEBENTURES.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR ANY RELATED DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to Barclays Capital Inc., the dealer manager (the “Dealer Manager”), or D.F. King & Co., Inc., the information agent (the “Information Agent”) and the depositary (the “Depositary”). Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent.

The Dealer Manager for the Offer is:

Barclays Capital

November 17, 2010

IMPORTANT INFORMATION

This Offer to Purchase and the accompanying Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer. None of Omnicare, the Trustee, the Information Agent, the Depositary or the Dealer Manager makes any representation or recommendation as to whether or not you should tender Debentures pursuant to the Offer. Holders are urged to evaluate carefully all information in the Offer, consult their own investment, legal and tax advisors and make their own decisions whether to tender Debentures, and, if they decide to tender Debentures, the principal amount of Debentures to tender.

This Offer and our obligation to purchase and pay for the Debentures validly tendered and not validly withdrawn is conditioned upon (1) the Financing Condition, and (2) the other general conditions to the Offer set forth herein, being satisfied or waived on or prior to the Expiration Date. See “Terms of the Offer; Conditions to the Offer.” If any of the conditions to the Offer are not satisfied or waived by Omnicare on or prior to the Expiration Date, Omnicare will not be obligated to accept for purchase or to pay for any of the Debentures and any Debentures that were previously tendered will be promptly returned.

Subject to applicable law, Omnicare reserves the right, in its sole discretion, to (1) waive or modify in whole or in part any and all conditions to the Offer (including the Financing Condition) and accept all Debentures previously tendered pursuant to the Offer, (2) extend the Expiration Date and retain all Debentures tendered pursuant to the Offer, subject, however, to the withdrawal rights of Holders as described under “Terms of the Offer; Withdrawal of Tendered Debentures,” (3) amend the terms of the Offer in any respect, and (4) modify or terminate the Offer, and not accept for purchase any Debentures upon the failure of any of the conditions to the Offer. Any amendment to the Offer will apply to all Debentures tendered pursuant to the Offer.

To participate in the Offer, you must validly tender your Debentures in accordance with the procedures set forth in this Offer to Purchase and the accompanying Letter of Transmittal. It is your responsibility to validly tender your Debentures. We reserve the absolute right in our sole discretion to waive any defect or irregularity in the tender of the Debentures of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Although we have the right to waive any defects, we are not required to waive defects nor are we required to notify you of defects in your tender.

A beneficial owner of Debentures that are held of record by a broker, dealer, commercial bank, trust company or other nominee must instruct such nominee to tender the Debentures on the beneficial owner’s behalf. The Depository Trust Company, or DTC, has authorized DTC participants that hold Debentures on behalf of beneficial owners of Debentures through DTC to tender their Debentures as if they were Holders. To effect a tender, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal, transmit their acceptance to DTC through DTC’s Automated Tender Offer Program (“ATOP”). To effect such a tender, participants should transmit their acceptance through ATOP and follow the procedure for book-entry delivery of the Debentures set forth under “Terms of the Offer; Procedure for Tendering Debentures.” Neither Holders nor beneficial owners of tendered Debentures will be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary, the Information Agent, or the Company. Holders tendering through their brokers, dealers or other nominees should consult such nominee to determine whether any charges will apply.

We have not provided guaranteed delivery procedures in conjunction with the Offer.

Tenders of Debentures made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that Debentures not yet accepted for purchase may be withdrawn at any time after January 14, 2011 (40 business days after the commencement of the Offer). See “Terms of the Offer; Withdrawal of Tendered Debentures.”

This Offer to Purchase and the related documents do not constitute an offer to buy or solicitation of an offer to sell Debentures in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities laws, “Blue Sky” laws or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction. The information contained in this Offer to Purchase is correct as of the date

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hereof and any subsequent material change to such information will be promptly disseminated to Holders of the Debentures in a manner reasonably calculated to inform such Holders of such change.

We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Debentures outside of the Offer until after the tenth business day after the expiration or termination of the offer, except subject to certain limited exceptions provided in Rule 14e-5 under the Exchange Act. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Debentures, whether or not any Debentures are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue.

We have not authorized any dealer, salesperson or other person to make any recommendation on our behalf as to whether you should tender, or refrain from tendering, all or any portion of the aggregate principal amount of your Debentures in the Offer. We have not authorized any dealer, salesperson or other person to give any information or to make any representation in connection with the Offer, other than those contained in this Offer to Purchase and the Letter of Transmittal. If given or made, you should not rely on any such recommendation, information or representation as having been authorized by the Company, including the Board of Directors and employees of the Company, the Dealer Manager, the Depositary, the Information Agent or the Trustee.

Questions and requests for assistance or for additional copies of this Offer to Purchase or any other documents related to this Offer may be directed to the Information Agent. Any questions concerning the terms of the Offer or requests for assistance may be directed to the Dealer Manager. Any Holder or beneficial owner that has questions concerning tender procedures should contact the Depositary. The respective addresses and telephone numbers of the Information Agent, Dealer Manager and Depositary are set forth on the back cover of this Offer to Purchase. Beneficial owners of Debentures may also contact their brokers, dealers, commercial banks, trust companies or other nominees through which they hold the Debentures with questions and requests for assistance concerning the Offer.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains or incorporates by reference documents containing certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers of this Offer to Purchase should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this Offer to Purchase as well as those discussed under Part I, Item 1A of the Company’s Form 10-K for the fiscal year ended December 31, 2009 and the risks contained in the Company’s Forms 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010. The statements are representative only as of the date they are made, and we undertake no obligation to update any forward-looking statement.

All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. We face risks that are inherent in the businesses and the market places in which we operate. While management believes these forward-looking statements are accurate and reasonable, uncertainties, risks and factors, including those described below, could cause actual results to differ materially from those reflected in the forward-looking statements.

Factors that may cause the actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following:

•	overall economic, financial, political and business conditions;

•	trends in the long-term healthcare, pharmaceutical and contract research industries;

•	the ability to attract new clients and service contracts and retain existing clients and service contracts;

•	the ability to consummate pending acquisitions;

•	trends for the continued growth of the Company’s businesses;

•	trends in drug pricing;

•	delays and reductions in reimbursement by the government and other payors to customers and to the Company;

•	the overall financial condition of the Company’s customers and the ability of the Company to assess and react to such financial condition of its customers;

•	the ability of vendors and business partners to continue to provide products and services to the Company;

•	the continued successful integration of acquired companies;

•	the continued availability of suitable acquisition candidates;

•	the ability to attract and retain needed management;

•	competition for qualified staff in the healthcare industry;

•	variations in demand for the Company’s products and services;

•	variations in costs or expenses;

•	the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits;

•	the ability of clinical research projects to produce revenues in future periods;

•
the potential impact of legislation, government regulations, and other government action and/or executive orders, including those relating to Medicare Part D, including its implementing regulations and any subregulatory guidance, reimbursement and drug pricing policies and changes in the interpretation and application of such policies, including changes in calculation of average wholesale price;

•	government budgetary pressures and shifting priorities;

•	federal and state budget shortfalls;

•	efforts by payors to control costs;

•	changes to or termination of the Company’s contracts with Medicare Part D Plan sponsors or to the proportion of the Company’s Part D business covered by specific contracts;

•	the outcome of disputes and litigation;

•	potential liability for losses not covered by, or in excess of, insurance;

•	the impact of executive separations;

•	the impact of benefit plan terminations;

•	the impact of differences in actuarial assumptions and estimates as compared to eventual outcomes;

•	events or circumstances which result in an impairment of assets, including but not limited to, goodwill and identifiable intangible assets;

•	the final outcome of divestiture activities;

•	market conditions;

•	the outcome of audit, compliance, administrative, regulatory, or investigatory reviews;

•	volatility in the market for the Company’s stock and in the financial markets generally;

•	access to adequate capital and financing;

•	changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies;

•	changes in tax laws and regulations;

•	changes in accounting rules and standards;

•	costs to comply with the Company’s corporate integrity agreements.

Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations and also could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in, or incorporated by reference into, this Offer to Purchase, and the reader should not consider the above list of factors to be a complete set of all potential risks or uncertainties.

You should read this Offer to Purchase and the documents that we reference in this Offer to Purchase and have filed as exhibits to the Tender Offer Statement on Schedule TO-I (the “Schedule TO”) filed with the SEC, of which this Offer to Purchase is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by each of these cautionary statements.

Except for our obligations under Rule 13e-4(c)(3) and Rule 13e-4(e)(3) of the Exchange Act to disclose any material changes in the information previously disclosed to Holders, we do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

TABLE OF CONTENTS

IMPORTANT INFORMATION	i
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	ii
SUMMARY OF THE OFFER	1
OMNICARE	5
PURPOSE OF THE OFFER	7
SOURCES AND AMOUNT OF FUNDS	7
PRORATION	7
TRADING MARKET FOR THE DEBENTURES AND COMMON STOCK	8
TERMS OF THE OFFER	8
CERTAIN SIGNIFICANT CONSIDERATIONS	15
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	17
DEALER MANAGER; INFORMATION AGENT AND DEPOSITARY	20
AVAILABLE INFORMATION AND INCORPORATION OF DOCUMENTS BY REFERENCE	21
MISCELLANEOUS	22

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SUMMARY OF THE OFFER

The following are answers to some of the questions that you, as a Holder, may have about the Offer. The information below is a summary and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Offer to Purchase and the Letter of Transmittal. We urge you to read the remainder of this Offer to Purchase, the Letter of Transmittal and the documents that are incorporated by reference in this document carefully because the information below is not complete. Additional important information is contained in the remainder of this document and in the accompanying Letter of Transmittal.

Questions and Answers About the Offer

Who is offering to buy the Debentures?

•	Omnicare, Inc., a Delaware corporation, is offering to purchase your Debentures.

What securities are we seeking to purchase in the Offer?

•
We are offering to purchase for cash from all Holders, on a pro rata basis, up to $525,000,000 in aggregate principal amount of our outstanding 3.25% Convertible Senior Debentures due 2035, which we refer to as the “Debentures.” We issued the Debentures pursuant to an indenture (the “Indenture”) dated as of December 15, 2005, between us and U.S. Bank National Association, as successor trustee to SunTrust Bank (the “Trustee”). As of November 16, 2010, there was $977,500,000 aggregate principal amount of Debentures outstanding.

Why is Omnicare offering to purchase the Debentures?

•
We are making the Offer in order to repurchase up to the Maximum Tender Amount of the outstanding Debentures. We will deliver the Debentures that we repurchase in the Offer to the Trustee for cancellation and those Debentures will cease to be outstanding.

What price will you receive for your Debentures if you tender them to us?

•
On the terms and subject to the conditions of the Offer, we are offering to purchase your Debentures for cash at a purchase price of $950 per $1,000 principal amount of the Debentures, plus accrued and unpaid interest to, but excluding, the date on which the Debentures are purchased. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary.

How many Debentures will we purchase?

•
We will purchase for cash, upon the terms and subject to the conditions of the Offer, up to the Maximum Tender Amount of the Debentures that are validly tendered and not validly withdrawn. If the Maximum Tender Amount is adequate to purchase some, but not all, of the aggregate principal amount of the Debentures validly tendered, the amount of Debentures that will be accepted for purchase will be prorated based on the aggregate principal amount of Debentures validly tendered in the Offer.  Proration will be subject to maintaining $1,000 minimum denominations of Debentures. Subject to any required notice under applicable law, we may increase the Maximum Tender Amount at our sole discretion.

•
Debentures validly tendered on or prior to the Expiration Date and not purchased pursuant to the Offer because of a pro rata reduction in the Debentures accepted for purchase will be returned to the tendering Holders at the Company’s expense as promptly as possible following the Expiration Date.

How will we fund the purchase of the Debentures in the Offer?

•
We intend to use the net proceeds from the Debt Offering to pay the purchase price for, and accrued and unpaid interest on, the Debentures validly tendered and accepted for payment pursuant to the Offer on a pro rata basis. The Offer is contingent upon the closing of the Debt Offering. We cannot assure you that the Debt Offering will be completed. Subject to Rule 14e-1(c) under the Exchange Act, if the Debt Offering is not completed, we will not be required to accept for purchase, or to pay for, any Debentures. The Offer to Purchase and the accompanying Letter of Transmittal are not an offer to sell or a solicitation of an offer to buy the New Convertible Notes.

What is the market value of the Debentures?

•
The Debentures are not listed for trading on any national security exchange. There is no established public market for the Debentures, and we believe that trading in the Debentures has been limited. Omnicare’s common stock is currently traded on the NYSE under the symbol “OCR.” The closing price of our common stock on November 16, 2010 was $24.28 per share. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR OMNICARE COMMON STOCK AND, TO THE EXTENT AVAILABLE, THE DEBENTURES PRIOR TO MAKING YOUR DECISION TO TENDER.

What will Omnicare do with the Debentures purchased?

•	We will deliver the Debentures that we purchase in the Offer to the Trustee for cancellation and those Debentures will cease to be outstanding.

When does the Offer expire?

•
You have until 11:59 p.m., New York City time, on December 15, 2010, to tender your Debentures, unless we choose to extend or earlier terminate the Offer in our sole discretion. Should we choose to extend the Offer, we will make a public announcement (in the form of a press release) no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date setting forth a new Expiration Date.

•
In addition, if we materially change the terms of the Offer or if we waive a material condition of the Offer, we will disseminate additional Offer materials and extend the Offer so that we are in compliance with the Exchange Act.

When will you receive payment for your tendered Debentures?

•
We will pay for the accepted tendered Debentures in cash promptly following December 15, 2010, the day on which your right to tender your Debentures expires (or if the Offer is extended, promptly following expiration of the extended Offer). Rule 13e-4(f)(5) under the Exchange Act requires that we pay the purchase price offered or return the Debentures deposited by Holders promptly after the termination or withdrawal of the Offer.

Can you withdraw your tendered Debentures?

•
You may withdraw your tendered Debentures at any time on or before the Expiration Date (as it may be extended from time to time). You may also withdraw your Debentures if we have not accepted them for payment by January 14, 2011 (40 business days from the commencement of the Offer). To withdraw your tender, please follow the instructions under “Terms of the Offer; Withdrawal of Tendered Debentures” in this Offer to Purchase.

What happens to your Debentures if you do not tender them?

•
Any Debentures that remain outstanding after the completion of the Offer will continue to be our obligations. Such Debentures will remain outstanding according to their terms and will continue to accrue interest under the terms of the Indenture. Holders of those outstanding Debentures will continue to have all the rights associated with those Debentures. Furthermore, if you do not tender your Debentures, you will continue to have the right to convert your Debentures into cash and shares of Omnicare common stock, if applicable, only under the circumstances specified in, and on the terms of, the Indenture.

•
On November 16, 2010, the closing price on the NYSE for a share of Omnicare’s common stock was $24.28. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR OMNICARE COMMON STOCK AND, TO THE EXTENT AVAILABLE, THE DEBENTURES BEFORE MAKING YOUR DECISION TO TENDER.

•
If you do not tender your Debentures, beginning on December 15, 2015, the Debentures may be redeemed at the Company’s option at a price equal to 100% of the principal amount, plus any accrued and unpaid interest. In addition, Holders may require the Company to repurchase, for cash, all or part of their Debentures on December 15, 2015 at a price equal to 100% of the principal amount, plus any accrued and unpaid interest. Holders may also require the Company to repurchase, for cash, all or part of their Debentures, if the Company undergoes a fundamental change (as defined in the Indenture), at a price equal to 100% of the principal amount, plus any accrued and unpaid interest. See “—Questions and Answers About the Offer.”

How do you tender your Debentures?

There are three ways to tender your Debentures, depending upon the manner in which your Debentures are held:

•
If your Debentures are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary, and (c) either deliver the certificates for the tendered Debentures to the Depositary or transfer your Debentures pursuant to the book-entry transfer procedures described in this Offer to Purchase.

•
If your Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Debentures are owned in “street name”, then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Debentures.

•	If your Debentures are held of record by DTC, you must tender them through ATOP.

You should read the section titled “Terms of the Offer; Procedures for Tendering Debentures” for more information on how to tender your Debentures. Debentures may be tendered and will be accepted for payment only in denominations of $1,000 principal amount and integral multiples thereof, as applicable.

What consequences will arise if you do not tender your Debentures and the Offer is successful?

•	Consummation of the Offer may have adverse consequences for Holders that elect not to tender Debentures pursuant to the Offer.

•
The trading market for Debentures not tendered pursuant to the Offer is likely to be significantly more limited than the trading market for the Debentures prior to the consummation of the Offer, which may adversely affect the market price for the Debentures.

•
Subject to applicable securities laws, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Debentures, whether or not any Debentures are purchased pursuant to the Offer, that remain outstanding following termination or expiration of the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.

•
For a further discussion of these and certain other factors that should be considered in evaluating the Offer, see “Certain Significant Considerations” and “Certain United States Federal Income Tax Considerations.”

Who can you talk to if you need more information?

•
Any questions or requests for assistance or additional copies of this Offer to Purchase or the accompanying Letter of Transmittal may be directed to D.F. King & Co., Inc., as Information Agent at (800) 487-4870 (U.S. toll free) or (212) 269-5550 (for banks and brokers), or Barclays Capital Inc., as Dealer Manager, at (800) 438-3242 (U.S. toll free) or (212) 528-7581 (collect). You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning this Offer.

Is Omnicare making any recommendation about the Offer?

•
Omnicare, the trustee, Dealer Manager and the Information Agent do not make any recommendation as to whether or not you should tender your Debentures pursuant to the Offer. Holders should determine whether or not to tender Debentures pursuant to the Offer based upon, among other things, their own assessment of the current market value of the Debentures, liquidity needs and investment objectives.

Questions and Answers About the Debentures

What is the principal amount of currently outstanding Debentures?

•	As of November 16, 2010, there was $977,500,000 aggregate principal amount of Debentures outstanding.

What is the conversion rate of the Debentures?

•
The Debentures are convertible into cash and shares of Omnicare common stock, if applicable, at a conversion rate (subject to adjustment for certain events) of 12.5566 shares per $1,000 principal amount of Debentures, which is equal to a conversion price of approximately $79.64 per share of common stock, subject to adjustment for certain events, and only under the following circumstances:

•
prior to December 15, 2033, on any date during any fiscal quarter beginning after March 31, 2006 (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

•	at any time on or after December 15, 2033;

•	if we have called any of the Debentures for redemption, until the close of business on the business day prior to the redemption date;

•
if we distribute to all (or substantially all) of our common stock holders, rights or warrants giving them the right to purchase, within 60 days, shares of our common stock at a price per share that is less than the average closing sale price for the ten trading days preceding the day on which we announce the distribution;

•
if we distribute to all (or substantially all) of our common stock holders, cash or other assets, debt securities or rights to purchase our securities, and the distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the day the distribution was announced;

•
during a specified period if certain types of “fundamental changes” (as defined in the Indenture) occur, consisting of a change of control of the Company or our common stock ceasing to be listed for trading on a U.S. national securities exchange or approved for trading on an established automated over-the-counter U.S. trading market, or

•
during the five consecutive business-day period following any five consecutive trading-day period in which the average trading price for the Debentures was less than 98% of the average of the closing sale price of our common stock during such five trading-day period multiplied by the then current conversion rate.

•
Upon a conversion, we will pay cash and shares of our common stock, if any, based on a daily conversion value calculated on a proportionate basis for each day of the 20 trading-day cash settlement averaging period.

Does Omnicare have redemption rights?

•
Omnicare may redeem the Debentures for cash, either in whole or in part, any time on and after December 15, 2015 at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed plus accrued and unpaid interest (including contingent interest, if any), up to but not including the date of redemption.

Do Holders have any rights to require us to repurchase the Debentures?

•
Holders have the right to require us to repurchase, for cash, all or a portion of their Debentures on December 15, 2015, at a price equal to 100% of the principal amount of the Debentures to be repurchased, plus accrued and unpaid interest (including contingent interest, if any), up to but not including, the date of repurchase. Holders may also require the Company to repurchase, for cash, all or part of their Debentures, if the Company undergoes a fundamental change (as defined in the Indenture), at a price equal to 100% of the principal amount, plus any accrued and unpaid interest.

What are the tax consequences if you tender your Debentures?

•	For a discussion of certain U.S. federal income tax considerations with respect to the Offer applicable to Holders, see “Certain United States Federal Income Tax Considerations.”

OMNICARE

Omnicare is a leading geriatric pharmaceutical services company. We are the nation’s largest provider of pharmaceuticals and related pharmacy and ancillary services to long-term healthcare institutions. Our clients include primarily skilled nursing facilities (“SNFs”), assisted living facilities (“ALFs”), retirement centers, independent living communities, hospitals, hospices, and other healthcare settings and service providers. We are also a provider of specialty pharmaceutical products and support services. At September 30, 2010, we served long-term care facilities as well as chronic care and other healthcare settings which comprised approximately 1,385,000 beds relating to continuing operations, including approximately 81,000 patients served by the patient assistance programs of our specialty pharmacy services business. We provide our pharmacy services in 47 states in the United States, the District of Columbia and in Canada as of September 30, 2010. We also provide comprehensive product development and research services for the pharmaceutical, biotechnology, nutraceutical, medical devices and diagnostic industries in 32 countries worldwide as of September 30, 2010.

We operate in two business segments. Our primary line of business, Pharmacy Services, provides distribution of pharmaceuticals, related pharmacy consulting and other ancillary services, data management services and medical supplies to SNFs, ALFs, retirement centers, independent living communities, hospitals, hospice, and other healthcare settings and service providers. Pharmacy Services purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription, and provides computerized medical record-keeping and third-party billing for residents in these facilities. We also provide consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the drug distribution system within the nursing facility, assisting in compliance with state and federal regulations and providing proprietary clinical and health management programs. In addition, our Pharmacy Services segment provides a variety of other products and services, including intravenous medications and nutrition products (infusion therapy services), respiratory therapy services, medical supplies and equipment, clinical care planning and financial software information systems, electronic medical records systems, pharmaceutical informatics services, pharmacy benefit management services, retail and mail-order pharmacy services, pharmaceutical care management for hospice agencies and product support and distribution services for specialty pharmaceutical manufacturers. We also provide pharmaceutical case management services for retirees, employees and dependents who have drug benefits under corporate-sponsored healthcare programs. Since 1989, we have been involved in a program to acquire providers of pharmaceutical products and related pharmacy management services and medical supplies to long-term care facilities and their residents.

Our other business segment is contract research organization services (“CRO Services”). CRO Services is a leading international provider of comprehensive product development and research services to client companies in the pharmaceutical, biotechnology, nutraceutical, medical devices and diagnostics industries. Our CRO Services segment provides support for the design of regulatory strategy and clinical development of pharmaceuticals by offering individual, multiple, or comprehensive and fully integrated services including clinical, quality assurance, data management, medical writing and regulatory support for our client’s drug development programs.

In mid-2009, we commenced activities to divest certain home healthcare and related ancillary businesses (“the disposal group”) that are non-strategic in nature. The disposal group, historically part of our Pharmacy Services segment, primarily represents ancillary businesses which accompanied other more strategic assets obtained by us in connection with our institutional pharmacy acquisition program.

Our principal executive offices are located at 1600 RiverCenter II, 100 East RiverCenter Boulevard, Covington, Kentucky, 41011, and our telephone number is (859) 392-3300. Our corporate website address is www.omnicare.com. Information contained on our website is not part of this Offer to Purchase.

Debt Offering

The Company intends to finance the Offer with the net proceeds of the Debt Offering. The Offer is conditioned upon the closing of an offering of at least $500,000,000 aggregate principal amount of New Convertible Notes on terms and conditions satisfactory to the Company in its sole discretion. The Company expects that the New Convertible Notes will be senior subordinated convertible debt securities of the Company, guaranteed on a senior subordinated basis by substantially all of our domestic subsidiaries, other than certain excluded subsidiaries. The Debt Offering will be subject to market conditions and customary closing conditions. If all of the net proceeds of the Debt Offering are not needed to finance the Offer, the Company currently intends to use all or a portion of the excess proceeds from the Debt Offering to repurchase or repay outstanding debt of the Company. See “Certain Significant Considerations; Ranking of Debentures.”

PURPOSE OF THE OFFER

We are making the Offer in order to acquire, on a pro rata basis, up to the Maximum Tender Amount of outstanding Debentures. We will deliver the Debentures that we purchase in the Offer to the Trustee for cancellation, and those Debentures will cease to be outstanding. Any Debentures that remain outstanding after the Offer will continue to be our obligations. Holders of those outstanding Debentures will continue to have all the rights associated with those Debentures. We are not seeking the approval of Holders for any amendment to the terms of the Debentures or Indenture.

SOURCES AND AMOUNT OF FUNDS

We will need approximately $500,000,000 to purchase up to $525,000,000 in aggregate principal amount of the Debentures, plus amounts required to pay all accrued and unpaid interest up to, but excluding, the date on which the Debentures are purchased. In order to pay the purchase price for, and accrued and unpaid interest on, the Debentures validly tendered and accepted for payment, on a pro rata basis, we intend to use the net proceeds from the Debt Offering. There can be no assurance that the Debt Offering will be completed. Subject to Rule 14e-1(c) under the Exchange Act, if the Financing Condition is not satisfied, we will not be required to accept for purchase, or to pay for, any Debentures. There are no alternative financing arrangements or plans in the event that the Financing Condition is not met. The Offer is conditioned upon the satisfaction of the Financing Condition and the other general conditions to the Offer set forth herein. The Offer to Purchase and the accompanying Letter of Transmittal are not an offer to sell or a solicitation of an offer to buy the New Convertible Notes, any shares of the Company’s common stock, or any other security. If all of the net proceeds of the Debt Offering are not needed to finance the Offer, the Company currently intends to use all or a portion of the excess proceeds from the Debt Offering to repurchase or repay outstanding debt of the Company.

PRORATION

The amount of Debentures that is purchased in the Offer is subject to the Maximum Tender Amount and may be prorated. If the aggregate principal amount of Debentures validly tendered and not validly withdrawn exceeds the Maximum Tender Amount, the Debentures will be prorated based on the aggregate principal amount of Debentures tendered in the Offer. Proration will be subject to maintaining $1,000 minimum denominations of Debentures. In the event that a pro rata reduction in the Debentures to be purchased in the Offer from any tendering Holder would cause such Holder to tender Debentures in an integral multiple other than $1,000, the Company will adjust the amount of Debentures to be purchased from such Holder up or down to the nearest multiple of $1,000.

Debentures validly tendered on or prior to the Expiration Date and not purchased pursuant to the Offer because of a pro rata reduction in the Debentures accepted for purchase will be returned to the tendering Holders at the Company’s expense as promptly as possible following the Expiration Date. The Debentures that are not tendered and accepted for payment pursuant to the Offer will remain obligations of the Company. Therefore, Holders that do not tender all of their Debentures pursuant to the Offer or whose Debentures are not purchased by the Company as a result of a pro rata reduction will continue to hold such Debentures as obligations of the Company.

TRADING MARKET FOR THE DEBENTURES AND COMMON STOCK

The Debentures are not listed on any national or regional securities exchange or reported on a national quotation system. There is no established public market for the Debentures, and we believe that trading in the Debentures has been limited. As of November 16, 2010, there was $977,500,000 in aggregate principal amount of Debentures outstanding.

Our common stock is traded on the NYSE under the symbol “OCR.” The table below sets forth the high and low intra-day sales prices of our common stock during the indicated time periods. WE URGE YOU TO OBTAIN CURRENT MARKET PRICE INFORMATION FOR OUR COMMON STOCK AND, TO THE EXTENT AVAILABLE, THE DEBENTURES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

	Price Ranges
	High	Low
Fiscal Year ending December 31, 2010
Fourth Quarter (through November 16, 2010)	$26.41	$22.30
Third Quarter	26.52	19.14
Second Quarter	30.63	23.54
First Quarter	29.39	24.30
Fiscal Year ended December 31, 2009
Fourth Quarter	$24.74	$21.26
Third Quarter	27.98	20.55
Second Quarter	28.43	23.50
First Quarter	29.74	21.52
Fiscal Year ended December 31, 2008
Fourth Quarter	$29.61	$19.14
Third Quarter	32.78	22.59
Second Quarter	26.87	17.50
First Quarter	25.24	15.42

On August 12, 2010, the Company’s Board of Directors declared a quarterly cash dividend of 3.25 cents per common share for an indicated annual rate of $0.11 per common share for 2010, which is greater than the annual dividends of $0.09 per common share per share actually paid in 2009 and 2008.  It is presently intended that cash dividends on common shares will continue to be paid on a quarterly basis; however, there can be no assurance as future dividends are necessarily dependent upon our future earnings and financial condition and other factors not currently determinable. In addition, our credit facility and other agreements governing our indebtedness impose restrictions on our ability to pay dividends.

TERMS OF THE OFFER
General

Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, including, if the Offer is extended or amended, the terms and conditions of such extension or amendment, we are offering to purchase for cash on a pro rata basis up to the Maximum Tender Amount our outstanding Debentures at a purchase price of $950 for each $1,000 principal amount of Debentures plus accrued and unpaid interest up to, but not including, the payment date. As of November 16, 2010, there was $977,500,000 aggregate principal amount of Debentures outstanding. You will not be required to pay a commission to the Dealer Manager, the Depositary, the Information Agent, or the Trustee in connection with the tender of your Debentures in the Offer. Except as set forth in Instruction 7 to the Letter of Transmittal, we will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Debentures pursuant to the Offer. If you hold Debentures through a broker or a bank that is not the

Dealer Manager, however, you should ask your broker or bank to see if you will be charged a fee to tender your Debentures through the broker or bank.

We expressly reserve the right to:

•
upon the occurrence of any event which would result in the failure of any of the conditions to the Offer, as described below under “— Conditions to the Offer”, terminate the Offer and not accept for payment the tendered Debentures, in which case we will promptly return all previously tendered Debentures to tendering Holders;

•	waive all the unsatisfied conditions and accept for payment and purchase all Debentures that are validly tendered and not validly withdrawn on or before the Expiration Date;

•	extend the Expiration Date at any time; and/or

•	amend the Offer.

Our right to delay acceptance for payment of Debentures tendered pursuant to the Offer or the payment for Debentures accepted for purchase is subject to Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the Debentures deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer. The Offer will expire at 11:59 p.m., New York City time, on December 15, 2010, unless we extend it in our sole discretion. You should read the sections titled “— Conditions to the Offer” and “— Extension, Waiver, Amendment and Termination” below.

For purposes of the Offer, we will be deemed to have accepted for payment Debentures validly tendered and not validly withdrawn if, as and when we give written notice to the Depositary of our acceptance for payment of such Debentures.  We will deposit the aggregate purchase price for the Debentures purchased in the Offer with the Depositary, which will act as agent for the tendering Holders for the purpose of transmitting payments to the tendering Holders. Debentures purchased pursuant to the Offer will be paid for in immediately available funds promptly after the date on which we accept all Debentures validly tendered and not validly withdrawn. Debentures may be tendered and will be accepted for payment only in denominations of $1,000 principal amount and integral multiples thereof, as applicable.

We reserve the right to transfer or assign, from time to time, in whole or in part, to one or more of our affiliates the right to purchase any or all of the Debentures validly tendered pursuant to the Offer. If this transfer or assignment occurs, the assignee-affiliate will purchase the Debentures validly tendered and not validly withdrawn. However, the transfer or assignment will not relieve us of our obligations under the Offer and will not prejudice Holders’ rights to receive the purchase price in exchange for the Debentures validly tendered and accepted for payment. All Debentures purchased by us, or by an assignee-affiliate pursuant to this paragraph, will be delivered to the Trustee for cancellation and those Debentures will cease to be outstanding.

NONE OF THE COMPANY OR ITS BOARD OF DIRECTORS OR EMPLOYEES, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE IS MAKING ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR DEBENTURES PURSUANT TO THE OFFER.

There are three ways to tender your Debentures, depending on the manner in which your Debentures are held:

•
If your Debentures are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary, and (c) either deliver the certificates for the tendered Debentures to the Depositary or transfer your Debentures pursuant to the book-entry transfer procedures described in this Offer to Purchase;

•
If your Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Debentures are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Debentures; or

•	If your Debentures are held of record by DTC, you must tender them through DTC’s Automated Tender Offer Program.

A HOLDER WITH DEBENTURES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT AND INSTRUCT THAT BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH HOLDER DESIRES TO TENDER THOSE DEBENTURES. TO BE VALID, TENDERS MUST BE RECEIVED BY THE DEPOSITARY ON OR BEFORE THE EXPIRATION DATE.

We are offering to purchase, on a pro rata basis, up to the Maximum Tender Amount of the Debentures in the Offer. Following completion of the Offer, subject to the restrictions of Rule 13e-4 under the Exchange Act, the Company may purchase additional Debentures in the open market, in privately negotiated transactions, through tender offers or otherwise. Any future purchase may be on the same terms or on terms that are more or less favorable to Holders than the terms of the Offer. Any future purchases by us will depend on various factors existing at that time. There can be no assurance as to which of these alternatives, if any, we will choose to pursue.

Procedure For Tendering Debentures

Valid Tender.  For a Holder to validly tender Debentures pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantee, or in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase on or before the Expiration Date. In addition, on or before the Expiration Date, either:

•	certificates for tendered Debentures must be received by the Depositary at such address; or

•
such Debentures must be transferred pursuant to the procedures for book-entry transfer, and a confirmation of such tender must be received by the Depositary, including an Agent’s Message if the tendering Holder has not delivered a Letter of Transmittal.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, stating that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce such Letter of Transmittal against such participant.

Only Holders are authorized to tender their Debentures. In all cases, notwithstanding any other provision of the Offer or contained in this Offer to Purchase, the payment for the Debentures tendered and accepted for payment will be made only after timely receipt by the Depositary of certificates representing tendered Debentures or book-entry confirmation, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed and any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message and other documents required by the Letter of Transmittal.

If the Debentures are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Debentures are to be issued to a person other than the registered Holder, the Debentures must be endorsed or accompanied by appropriate instruments of transfer entitling the signer to tender the Debentures on behalf of the registered Holder, in any case signed exactly as the name of the registered Holder appears on the Debentures, with the signatures on the certificates or instruments of transfer guaranteed as described below.

Need for Signature Guarantee.  Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (each, a “Medallion Signature Guarantor”) in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program, unless the tendered Debentures are tendered:

•
by the registered Holder, or by a participant in DTC whose name appears on a Debenture position listing as the owner of such Debentures, and that Holder has not completed either of the boxes titled “A. Special Issuance /Delivery Instructions” or “B. Special Payment Instructions” on the Letter of Transmittal; or

•
for the account of a firm that is a member of a registered national securities exchange or the Financial Industry Regulatory Authority, Inc. or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”).

Book-Entry Delivery of the Debentures.  Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the Debentures at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Debentures by causing DTC to transfer such Debentures into the Depositary’s account in accordance with DTC’s procedure for such transfer. Although delivery of Debentures may be effected through book-entry at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary on or before the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

General.  The tender of Debentures pursuant to the Offer by one of the procedures set forth above will constitute:

•	the tendering Holder’s acceptance of the terms and conditions of the Offer; and

•	a representation and warranty by the tendering Holder that:

•	such Holder has the full power and authority to tender, sell, assign and transfer the tendered Debentures; and

•
when the same are accepted for payment by us, we will acquire good and unencumbered title to such Debentures, free and clear of all liens, restrictions, charges and encumbrances and not subject to adverse claims or rights.

The acceptance for payment by us of Debentures will constitute a binding agreement between us and the tendering Holder upon the terms and subject to the conditions of the Offer.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, CERTIFICATES FOR DEBENTURES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. IF A HOLDER CHOOSES TO DELIVER BY MAIL, THE RECOMMENDED METHOD IS BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Form and Validity.  All questions as to the form of all documents and the validity, eligibility, including time of receipt, acceptance for payment and withdrawal of tendered Debentures will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Debentures that we determine are not in proper form or the acceptance for payment of or payment for which may be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions of the Offer or any defect or irregularity in the tender of Debentures of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Our interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding. None of us, the Dealer Manager, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur liability for failure to give any such notification.

Compliance with “Short Tendering” Rule.  It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Debentures for his own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Debentures being tendered and (b) will cause such Debentures to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Debentures under any of the procedures described above will constitute the tendering Holder’s acceptance of the terms and conditions of the Offer, as well as the tendering Holder’s representation and warranty that (a) such Holder has a net long position in the Debentures being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Debentures complies with Rule 14e-4 under the Exchange Act. Our acceptance for payment of the Debentures tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and Omnicare upon the terms and subject to the conditions of the Offer.

Backup Withholding Tax.  Under the backup withholding provisions of United States federal income tax law, unless a Holder satisfies the conditions described in the Letter of Transmittal accompanying this Offer to Purchase, the cash payable as a result of the Offer may be subject to backup withholding, currently at a rate of 28%. To prevent backup withholding, each U.S. Holder (as defined below in “Certain United States Federal Income Tax Considerations”) should complete and sign Internal Revenue Service (“IRS”) Form W-9 provided in the Letter of Transmittal, and each Non-U.S. Holder (as defined below in “Certain United States Federal Income Tax Considerations”) should complete and sign IRS Form W-8 (generally, IRS Form W-8BEN). See the discussion in the Letter of Transmittal and “Certain United States Federal Income Tax Considerations” in this Offer to Purchase.

No Guaranteed Delivery. There are no guaranteed delivery provisions provided for by the Company in connection with the Offer. Holders must tender their Debentures in accordance with the procedures set forth herein.

Withdrawal of Tendered Debentures

When Debentures may be Withdrawn. You may withdraw your tendered Debentures at any time on or before the Expiration Date. You may also withdraw your Debentures if we have not accepted them for payment by January 14, 2011 (40 business days from the commencement of the Offer). A withdrawal of previously tendered Debentures may not be rescinded. Any Debentures validly withdrawn will be deemed not validly tendered for purposes of the Offer unless such Debentures are validly re-tendered.

Holders who have validly withdrawn their previously tendered Debentures may re-tender Debentures at any time on or before the Expiration Date, by following one of the procedures described in “— Procedure for Tendering Debentures.” In the event of a termination of the Offer, the Debentures tendered pursuant to the Offer will be promptly returned to the tendering Holder.

Procedure for Withdrawing Debentures. For a withdrawal of Debentures to be valid, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. The withdrawal notice must:

•	specify the name of the person who tendered the Debentures to be withdrawn;

•	contain a description of the Debentures to be withdrawn;

•	specify the certificate numbers shown on the particular certificates evidencing such Debentures and the aggregate principal amount represented by such Debentures; and

•	be signed by the Holder of such Debentures in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees.

Alternatively, the notice of withdrawal must be accompanied by evidence satisfactory to us, in our sole discretion, that the person withdrawing the tender has succeeded to the beneficial ownership of the Debentures. In addition, any such notice of withdrawal must specify, in the case of Debentures tendered by delivery of certificates for such Debentures, the name of the registered Holder, if different from that of the tendering Holder or, in the case of Debentures tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Debentures. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Debentures have been tendered for the account of an Eligible Institution. If certificates for the Debentures to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of a written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Any Debentures validly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of Debentures can be accomplished only in accordance with the foregoing procedures.

If a Holder tenders its Debentures in the Offer, such Holder may convert its Debentures only if such Holder validly withdraws its Debentures prior to the time such Holder’s right to withdraw has expired. Under certain circumstances, set forth in the Indenture, the Debentures are convertible into shares of the Company’s common stock at the Holder’s option, at a conversion rate (subject to adjustment) of 12.5566 shares of common stock per $1,000 in principal amount of Debentures. This represents a conversion price per share of $79.64.

Form and Validity. All questions as to the form and validity, including time of receipt, of notices of withdrawal of tenders will be determined by us, in our sole discretion, which determination will be final and binding. None of us, the Dealer Manager, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notices of withdrawal or be subject to any liability for failure to give any such notification.

Conditions to the Offer

Notwithstanding any other provision of the Offer, we will not be obligated to accept for payment validly tendered Debentures pursuant to the Offer, and may terminate the Offer, if the Financing Condition is not satisfied or if the general conditions set forth below are not satisfied.

For purposes of the foregoing provisions, all of the “general conditions” shall be deemed to have been satisfied on the Expiration Date unless, in our reasonable judgment, any of the following conditions shall have occurred and be continuing on or after the date hereof and before the Expiration Date:

•
there shall have occurred (i) any general suspension of trading in, a material impairment with regards to the trading in or limitation on prices for, securities in the United States securities or financial markets, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation (whether or not mandatory) by any government or governmental administrative or regulatory authority or agency, domestic or foreign authority on, or other event that, in the reasonable judgment of Omnicare, would have a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (iv) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States that would reasonably be expected to have a materially adverse effect on our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or (v) any significant adverse change in the United States securities or financial markets generally which would have a material adverse effect on our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

•
there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been proposed, threatened in writing, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that would or would be reasonably likely to prohibit, prevent or restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

•
there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or which would or might, in our reasonable judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or otherwise adversely affect the Offer in any material manner;

•
there exists any other actual or threatened legal impediment to the Offer or any other circumstances that would materially adversely affect the transactions contemplated by the Offer, or the contemplated benefits of the Offer to us;

•
there shall have occurred, or is likely to occur, any development which would materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

•
an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offer or materially impair the contemplated benefits to us of the Offer; or

•
the Trustee for the Debentures objects in any respect to, or takes any action that could, in the reasonable judgment of Omnicare, adversely affect, the consummation of the Offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or in the acceptance of, or payment for, the Debentures.

Any determination made by us concerning an event, development or circumstance described or referred to above, including the Financing Condition, will be final and binding on all parties. We expressly reserve the right to amend or terminate the Offer and to not accept for payment any Debentures upon the failure of the satisfaction of the Financing Condition or the general conditions. In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions of the Offer, in whole or in part.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Extension, Waiver, Amendment and Termination

We expressly reserve the right, in our sole discretion at any time or from time to time, subject to applicable law:

•
to extend the Expiration Date and thereby delay acceptance for payment of, and the payment for, any Debentures, by giving written notice of such extension to the Depositary and making a public announcement of the extension;

•	to amend the Offer in any respect, by giving written notice of such amendment to the Depositary and making a public announcement of the amendment; or

•	to waive in whole or in part any condition to the Offer and accept for payment and purchase any Debentures validly tendered and not validly withdrawn on or before the Expiration Date.

We expressly reserve the right, in our sole discretion, to terminate the Offer. If the general conditions set forth under “Terms of the Offer” or the Financing Condition have failed to be satisfied, we reserve the right, in our sole discretion, to (i) terminate the Offer and not accept for payment and not pay for any Debentures tendered that we have not already accepted for payment and paid for and (ii) subject to applicable law, postpone payment for any tendered Debentures. If we elect to terminate the Offer or postpone payment for tendered Debentures, we will give written notice to the Depositary and make a public announcement of such termination or postponement. Our reservation of the right to delay payment for Debentures that we have accepted for payment is limited by Section 13e-4(f)(5), which requires that we pay the consideration offered or return the Debentures tendered promptly after the termination or withdrawal of the Offer.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional Offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2), Rule 13e-4(e)(3) and Rule 14e-1(b) under the Exchange Act.

We will notify you as promptly as practicable of any other extension, waiver, amendment or termination by press release or other public announcement, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If we terminate the Offer, we will give immediate notice of the termination to the Depositary, and all Debentures previously tendered will be returned promptly to the tendering Holders thereof. If the Offer is withdrawn or otherwise not completed, the purchase price will not be paid or become payable to Holders of Debentures who have validly tendered their Debentures in the Offer.

CERTAIN SIGNIFICANT CONSIDERATIONS

In deciding whether to participate in the Offer, you should consider the following factors, in addition to the other information presented in this Offer to Purchase and the documents that we incorporate by reference into this Offer to Purchase.

No Recommendations Concerning the Offer. None of the Company or its Board of Directors or employees, the Dealer Manager, the Information Agent, the Trustee or the Depositary or any of their respective affiliates makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Debentures, and none of them has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in the Offer, consult their own investment, legal and tax advisors and make their own decisions whether to tender Debentures, and, if they decide to tender Debentures, the principal amount of Debentures to tender.

Limited Trading Market. To the extent that Debentures are tendered and accepted in the Offer, the trading market for Debentures that remain outstanding following consummation of the Offer will become more limited. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price of any untendered or otherwise unpurchased Debentures may be affected adversely to the extent that the Debentures tendered and purchased pursuant to the Offer reduce the float. The reduced float may also make the trading price more volatile. Consequently, the liquidity, market value and price volatility of Debentures that remain outstanding may be adversely affected.

Holders of untendered or unpurchased Debentures may attempt to obtain quotations for such Debentures from their brokers; however, there can be no assurance that an active trading market will exist for the Debentures following the Offer. The extent of the public market for the Debentures following consummation of the Offer would depend upon the number of Holders holding Debentures remaining at such time and the interest in maintaining a market in the Debentures on the part of securities firms and other factors.

We may purchase the Debentures after the expiration of the Offer on terms more or less favorable than those proposed in the Offer. Subject to applicable legal requirements, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Debentures, whether or not any Debentures are purchased pursuant to the Offer, that remain outstanding following termination or expiration of the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.

Ranking of Debentures. The Debentures that remain outstanding after consummation of the Offer will remain our obligations with regard to payments of principal and interest.  The Debentures are our senior unsecured obligations, guaranteed by our wholly-owned subsidiary, Omnicare Purchasing Company, L.P., on a senior unsecured basis. Concurrently with the Offer, we plan to offer $500,000,000 of New Convertible Notes.  The Offer is conditioned upon the consummation of the Debt Offering.  The New Convertible Notes will be our senior subordinated unsecured obligations, guaranteed on a senior subordinated unsecured basis by substantially all of our domestic subsidiaries, other than certain excluded subsidiaries.  Therefore, the Debentures that remain outstanding will be structurally subordinated to the New Convertible Notes as to the value of the assets of the subsidiary guarantors (other than Omnicare Purchasing Company, L.P.).

Withdrawal Rights

Debentures tendered prior to the Expiration Date may only be withdrawn, in writing, prior to the Expiration Date (11:59 p.m., New York City time, on December 15, 2010, unless we extend or earlier terminate the Offer). Holders should not tender any Debentures that they do not wish to be accepted for purchase.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations of this Offer to U.S. Holders and Non-U.S. Holders (each, as defined below) of the Debentures.  This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history thereof, U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative rulings and judicial decisions thereunder as of the date hereof.  Such authorities may be repealed, revoked or modified (including changes in effective dates, and possibly with retroactive effect) so as to result in U.S. federal income tax considerations different from those discussed below.  We have not sought any rulings from the Internal Revenue Service (the “IRS”) with respect to the statements and conclusions made in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions or that a court will not sustain any challenge by the IRS in the event of litigation.

The discussion included herein is for general information purposes only. This discussion does not address all tax considerations that may be relevant to a particular person or that may be relevant to persons subject to special treatment under U.S. federal income tax laws (for example, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, controlled foreign corporations, passive foreign investment companies, brokers, dealers or traders in securities or currencies, U.S. Holders that have a functional currency other than the U.S. dollar, former U.S. citizens or long-term residents, persons that are, or hold their Debentures through, partnerships or other pass-through entities, traders in securities who elect the mark to market method of accounting for their securities, persons who acquire New Convertible Notes pursuant to the Debt Offering, persons subject to the wash sale rules, or persons holding the Debentures as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction), all of whom may be subject to tax rules that differ from those summarized below.  The discussion also is limited to holders that hold the Debentures as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).  Moreover, this discussion does not address the effect of U.S. federal alternative minimum tax, gift or estate tax laws, or any state, local or foreign tax laws.

For purposes of the following discussion, the term “U.S. Holder” means a beneficial owner of a Debenture that is for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
A trust if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election to be treated as a U.S. person.

For purposes of the following discussion, the term “Non-U.S. Holder” means a beneficial owner of a Debenture (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of a Debenture, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership.  Partnerships and partners in such partnerships should consult their own tax advisors about the tax considerations applicable to them.

THIS DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, TO BE TAX OR LEGAL ADVICE TO ANY PARTICULAR HOLDER OF THE DEBENTURES.  HOLDERS OF DEBENTURES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSIDERATIONS TO THEM OF THIS OFFER, AS WELL AS ANY TAX CONSIDERATIONS ARISING UNDER OTHER FEDERAL TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR ANY APPLICABLE TAX TREATIES, AND THE POSSIBLE EFFECT OF CHANGES IN APPLICABLE TAX LAWS.
CLASSIFICATION OF THE DEBENTURES

Pursuant to the terms of the Indenture governing the Debentures, Omnicare agreed and, by acceptance of a Debenture, each holder of a Debenture is deemed to have agreed, to treat the Debentures, for U.S. federal income tax purposes, as indebtedness subject to the Treasury Regulations governing contingent payment debt instruments (the “CPDI regulations”).  In addition, under the Indenture, each holder of a Debenture is deemed to have agreed to accrue interest with respect to the Debentures as original issue discount ("OID") for U.S. federal income tax purposes according to the “noncontingent bond method” set forth in section 1.1275-4(b) of the CPDI regulations and in accordance with Omnicare's determinations. The remainder of this discussion assumes that the Debentures are treated as indebtedness subject to the CPDI regulations in accordance with the aforementioned agreements and Omnicare's determinations, and does not discuss any possible differing tax treatment of the sale of the Debentures pursuant to the Offer. Any differing treatment of the Debentures for U.S. federal income tax purposes could materially affect the amount, timing and character of income, gain or loss with respect to the Debentures.

Holders should consult their own tax advisors concerning the tax consequences of disposing of the Debentures pursuant to this Offer, including the tax consequences if the Debentures were not classified as indebtedness that is subject to the CPDI regulations.

NON-TENDERING HOLDERS

A holder whose Debentures are not purchased pursuant to this Offer will generally not incur any U.S. federal income tax liability as a result of the consummation of this Offer, and will retain their Debentures with an unchanged tax basis and holding period.

TENDERING U.S. HOLDERS

Sale of the Debentures

The receipt of cash by a U.S. Holder pursuant to this Offer in exchange for a Debenture will be a taxable transaction for U.S. federal income tax purposes.  The amount of gain or loss realized upon the sale will be equal to the difference between (i) the amount of cash received by the U.S. Holder (including amounts attributable to accrued but unpaid stated interest), and (ii) the U.S. Holder’s "adjusted tax basis" in the Debenture.  Gain recognized on the sale will generally be treated as ordinary interest income.  This differs from the tax rules applicable to convertible debt instruments that are not subject to the CPDI regulations. Any loss recognized by a U.S. Holder generally will be treated as ordinary loss to the extent of unpaid OID previously included in income by the U.S. Holder, and thereafter, as capital loss (which will be long-term if the Debenture was held for more than one year).  The deductibility of capital losses is subject to limitations.

In general, a U.S. Holder’s adjusted tax basis in a Debenture is equal to the holder’s original purchase price of the Debenture (i) increased by OID previously accrued by the U.S. Holder and (ii) reduced by the amount of any noncontingent payments previously made on the Debentures.

In the case of U.S. Holders that purchased their Debentures in the secondary market at a price that was at a discount from, or in excess of, the "adjusted issue price" of the Debentures, special rules apply under the

CPDI regulations that may have had an impact on the amount of OID such holders were required to accrue with respect to the Debentures and their adjusted tax basis in the Debentures, as well as may affect the tax treatment of their sale of the Debentures pursuant to this Offer. The “adjusted issue price” of a Debenture is generally equal to its issue price, increased by any OID previously accrued, and decreased by the amount of any noncontingent payments previously made on the contingent payment debt instrument.  Holders that purchased the Debentures other than for cash at original issue at their issue price are urged to consult their own tax advisors as to the particular U.S. federal income tax considerations to them of this Offer, as well as any tax considerations arising under the laws of any state, local or foreign taxing jurisdiction, and the possible effect of changes in applicable tax law.

Information Reporting and Backup Withholding

Information reporting requirements will generally apply to the sale of Debentures pursuant to the Offer (unless the U.S. Holder is a corporation or other exempt recipient). In addition, a U.S. Holder will be subject to U.S. federal backup withholding (currently at a rate of 28%) with respect to the payments of the gross proceeds (including amounts attributable to accrued but unpaid stated interest) from the sale of Debentures pursuant to the Offer if the U.S. Holder fails to provide its taxpayer identification number to Omnicare or its paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding.  Backup withholding is not an additional tax. Any amounts withheld from a payment to the U.S. Holder under the backup withholding rules will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if available.

TENDERING NON-U.S. HOLDERS

Sale of the Debentures

Subject to the discussion below under “Information Reporting and Backup Withholding,” payments to a Non-U.S. Holder of the gross proceeds (including amounts attributable to accrued but unpaid stated interest) from the sale of Debentures pursuant to this Offer, and any gain realized by such holder therefrom, will be exempt from U.S. federal income and withholding tax, provided that: (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Omnicare entitled to vote (treating, for such purpose, Debentures held by the Non-U.S. Holder as having been converted into our common stock); (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to Omnicare, actually or constructively, through stock ownership; (iii) the Non-U.S. Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code; (iv) such payments are not “effectively connected” with such holder's trade or business conducted in the United States; (v) either (A) the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN (or a suitable substitute form) that it is not a U.S. person (as defined in the Code), and provides its name and address, and taxpayer identification number, if any, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the Debentures on behalf of the Non-U.S. Holder certifies under penalties of perjury that such a statement has been received from the Non-U.S. Holder and furnishes a copy thereof; and (vi) we have not been a “United States real property holding corporation” (a “USRPHC”) at any time within the shorter of the five-year period preceding such disposition or such holder's holding period (the "applicable period").

If any of the conditions described in (i) through (v) above is not met, a Non-U.S. Holder will be subject to U.S. federal withholding tax (currently at a rate of 30%) with respect to the payment of accrued interest and payments treated as interest on the Debentures, unless such holder provides Omnicare or its paying agent with a properly completed (1) IRS Form W-8BEN (or a suitable substitute form), claiming an exemption from or reduction of withholding tax under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or suitable substitute form), stating that interest income recognized on the Debentures is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business.

Unless an applicable income tax treaty provides otherwise, if a Non-U.S. Holder of the Debentures is engaged in a trade or business in the United States and if payments on the Debentures made pursuant to the Offer are effectively connected with the conduct of such trade or business, then the Non-U.S. Holder will be subject to U.S. federal income tax on any gain (including amounts attributable to accrued but unpaid stated interest) realized on the sale of the Debentures at the regular graduated rates applicable to ordinary income received by U.S. Holders (and if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax equal to 30% (or a lower applicable treaty rate) of its effectively connected earnings and profits, subject to certain adjustments).  Payments of interest that is effectively connected income will not be subject to U.S. federal withholding tax so long as the relevant Non-U.S. Holder timely provides Omnicare or its paying agent with the appropriate documentation.

With respect to condition (vi) above, we believe that we have not been during the applicable period a USRPHC.  You should consult your own tax advisor regarding the tax consequences to you if, contrary to our belief, we were determined to have been a USRPHC at any time during the applicable period.

Information Reporting and Backup Withholding

We must file information returns with the IRS reporting the amounts of payments of gross proceeds (including amounts attributable to accrued but unpaid stated interest) made to a Non-U.S. Holder of the Debentures pursuant to this Offer. Copies of the information returns reporting such payments may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. In addition, a Non-U.S. Holder not otherwise subject to U.S. income or withholding tax may be subject to U.S. federal backup withholding (currently at a rate of 28%) with respect to such payments, unless the Non-U.S. Holder provides a properly completed IRS Form W-8BEN (or suitable substitute form), W-8ECI (or suitable substitute form) or other applicable form, as the case may be, certifying, under penalties of perjury, such holder's non-U.S. status or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules generally will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is furnished to the IRS in a timely manner.  Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

DEALER MANAGER; INFORMATION AGENT AND DEPOSITARY

Barclays Capital Inc. is acting as the Dealer Manager for us in connection with the Offer for which it will receive customary fees. Pursuant to the dealer manager agreement, we will reimburse the Dealer Manager for certain out-of-pocket expenses. We have agreed to indemnify the Dealer Manager and its affiliates against certain liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

The Dealer Manager may contact Holders regarding the Offer and may request broker-dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Debentures. Broker-dealers, commercial banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding material to their customers. We will not pay any fees or commissions to any broker-dealer or other person, other than the Dealer Manager, in connection with the solicitation of tenders of Debentures pursuant to the Offer. If you hold Debentures through a broker or a bank that is not the Dealer Manager, however, you should ask your broker or bank to see if you will be charged a fee to tender your Debentures through the broker or bank.

The Dealer Manager and its affiliates provide, and may in the future provide, certain commercial banking, financial advisory and investment banking services to us and our affiliates, for which they receive customary fees. The Dealer Manager or one of its affiliates may act as an underwriter for the Debt Offering and would be entitled to receive customary fees and expense reimbursement in connection therewith.

At any given time, the Dealer Manager may trade the Debentures for its own account or for the accounts of its customers and, accordingly, may hold a long or short position in the Debentures and, to the extent that the Dealer Manager owns Debentures during the Offer, it may tender Debentures pursuant to the terms of the Offer.

D.F. King & Co., Inc. is serving as Information Agent in connection with the Offer. The Information Agent will assist with the mailing of this Offer to Purchase and related materials to Holders, respond to inquiries of and provide information to Holders in connection with the Offer and provide other similar advisory services as Omnicare may request from time to time. D.F. King & Co., Inc. has also been appointed as Depositary for the Offer. Omnicare will pay the Depositary and the Information Agent reasonable and customary fees for their services (and will reimburse them for their reasonable out of pocket expenses in connection therewith). Omnicare has also agreed to indemnify the Depositary and the Information Agent against certain liabilities in connection with their services, including liabilities under the federal securities laws.

Requests for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal and any other required documents (collectively, the “Offering Materials”) should be directed to the Dealer Manager or to the Information Agent at one of the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Any questions concerning tender procedures should be directed to the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase.

None of the Dealer Manager, the Depositary or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company or any of the subsidiaries or affiliates of the Company contained in or incorporated by reference in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred after the date of this Offer to Purchase that may affect the significance or accuracy of this information.

AVAILABLE INFORMATION AND INCORPORATION OF DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet site at http://www.sec.gov that contains those reports, proxy and information statements and other information regarding us. You may also inspect and copy those reports, proxy and information statements and other information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We are “incorporating by reference” information into this Offer to Purchase, which means that we are disclosing important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Offer to Purchase, except for any information superseded by information in this Offer to Purchase. This Offer to Purchase incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us and are an important part of this Offer to Purchase.

The following documents that we have filed with the SEC are incorporated by reference into this Offer to Purchase:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on February 25, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 6, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on August 5, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on October 28, 2010;

•
Those portions of our definitive proxy statement for our 2010 Annual Meeting of StockHolders on Schedule 14A filed on April 22, 2010, that are incorporated by reference into Part III of such Annual Report on form 10-K.

•
Current Reports on Form 8-K filed on May 17, 2010, May 21, 2010, May 28, 2010, June 14, 2010, June 18, 2010, June 30, 2010, July 29, 2010, August 2, 2010,  August 2, 2010, September 21, 2010, September 21, 2010, and November 16, 2010.

Pursuant to Rule 13e-4 under the Exchange Act, Omnicare has filed with the SEC a Schedule TO, of which this Offer to Purchase forms a part, and related exhibits to the Schedule TO.  We will file an amendment to the Schedule TO to report any material changes in the terms of the Offer and to report the final results of the Offer as required by Exchange Act Rules 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference section of the SEC described above, as well as through the SEC’s web site, http://www.sec.gov.

The information contained in each of the documents listed above speaks only as of the date of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Offer to Purchase, to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

MISCELLANEOUS

Other than with respect to the Depositary, the Information Agent and the Dealer Manager, none of Omnicare or any of its affiliates has engaged, or made any arrangements for, and have no contract, arrangement or understanding with, any broker, dealer, agent or other person regarding the purchase of Debentures hereunder, and no person has been authorized by Omnicare or any of its affiliates to provide any information or to make any representations in connection with the Offer, other than those expressly set forth in the Offer to Purchase, and, if so provided or made, such other information or representations must not be relied upon as having been authorized by Omnicare or any of its affiliates.

From time to time after ten business days following the Expiration Date or termination of the Offer, Omnicare and its affiliates may acquire Debentures that remain outstanding, if any, whether or not the Offer is consummated, through repurchase or redemption of the Debentures pursuant to their terms, or through open market purchases, privately negotiated transactions or otherwise, upon such terms and at such prices as Omnicare or its affiliates may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Omnicare cannot assure you as to which, if any, of these alternatives (or combinations thereof) Omnicare or its affiliates might pursue.

No dealer, salesperson or other person is authorized to give any information or to make any representations with respect to the matters described in the Offering Materials (which include any materials appended thereto) other than those contained therein or in the documents incorporated by reference therein and, if given or made, such information or representation must not be relied upon as having been authorized by Omnicare, the trustee, the Dealer Manager, the Depositary, the Information Agent or any other person.

The delivery of this Offer to Purchase and the accompanying Letter of Transmittal (which include any materials appended thereto) shall not, under any circumstances, create any implication that there has been no change in the affairs of Omnicare since the date thereof, or that the information therein is correct as of any time after the date thereof.

Requests for assistance in completing and delivering the accompanying Letter of Transmittal and requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other related documents should be directed to the Information Agent:

The Information Agent and Depositary for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, NY 10005
Attention: Elton Bagley

Bankers and brokers: (212) 269-5550
All others Call Toll Free: (800) 487-4870

By facsimile:
(For Eligible Institutions only):
(212) 809-8838

Confirmation:
(212) 493-6996

Any questions regarding the terms and conditions of the Offer or requests for assistance or additional copies of this Offer to Purchase or the accompanying Letter of Transmittal may be directed to the Dealer Manager at the telephone number and address listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

Barclays Capital

745 7th Avenue, 5th Floor
New York, New York 10019
Attention: Liability Management Group
Collect:  (212) 528-7581
U.S. Toll Free:  (800) 438-3242